[DUSA LOGO]                                                           Exhibit 99
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC.
FOR RELEASE AT 4:00 P.M.

          DUSA PHARMACEUTICALS LEVULAN(R) PDT GENERATES STRONG INTEREST
                 AT AMERICAN ACADEMY OF DERMATOLOGY 2003 MEETING

WILMINGTON, MA. MARCH 31 2003 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) today announced that its Levulan(R) Photodynamic Therapy (PDT) generated strong interest at the recent American Academy of Dermatology (AAD) 2003 Annual Meeting in San Francisco, March 21-27, 2003.

In the scientific sessions, there were numerous lectures and presentations that were focused on, or included, aminolevulinic acid (ALA), the active ingredient in DUSA's Levulan(R) PDT in dermatology, including 17 independent investigator poster presentations. These covered Levulan(R) PDT's FDA-approved use in the treatment of actinic keratoses (AKs), as well as for a wide variety of other potential uses.

For the first time, DUSA had its own booth at the AAD technical exhibits. Due to the significant level of presentations and posters on Levulan(R) PDT, many physicians visited the booth to learn more about the therapy. DUSA representatives were also able to review with physicians the recent changes to the national Medicare reimbursement codes that are used for the therapy. As disclosed in our Annual Report (Form 10-K), the cost of the drug was bundled into the procedure fee as of March 1, 2003, meaning that the doctor no longer has to bill a separate J-code for our drug. Physicians will continue to bill for applicable visit fees.

Dr. Geoffrey Shulman, DUSA's President and CEO, stated "We at DUSA were very pleased with the degree of interest shown in Levulan(R) PDT at this meeting, and the many presentations and posters discussing current and potential uses for our therapy. We believe that this interest will lead to increased end-user sales as the year progresses, as more doctors adopt the therapy and/or use it more frequently."

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of LEVULAN(R) Photodynamic Therapy (PDT) and Photodetection
(PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as LEVULAN(R) to induce a therapeutic or detection effect.
DUSA is a world leader in topically or locally applied PDT and PD. The Company maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this news release contains a forward-looking statement that involves known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. This forward-looking statement relates to the belief that interest in Levulan PDT(R) shown at the AAD will positively impact sales revenues. The statement is qualified by such factors as the impact of competitive products, reimbursement by third-party payors, sales and marketing efforts, maintenance of our patent portfolio and other risks identified in DUSA's SEC filings from time to time, including our recently filed Form 10-K for the year ended December 31, 2002.

For further information contact: D. GEOFFREY SHULMAN, MD, President, CEO & CFO or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059 Fax
416.363.6602 or visit www.dusapharma.com